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                                                                    EXHIBIT 23.1

The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-53208, No. 333-38104, No. 333-63572 and No. 68396) on Form S-8 of
ARTISTdirect, Inc. of our report dated February 11, 2002, with respect to the consolidated balance sheets of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001, Annual Report on Form 10-K of ARTISTdirect, Inc.


Los Angeles, California                                             KPMG LLP
March 29, 2002